Exhibit 8.2

[LETTERHEAD OF WILLKIE FARR & GALLAGHER LLP]

February 9, 2017

Level 3 Communications, Inc.

1025 Eldorado Blvd.

Broomfield, Colorado 80021

Ladies and Gentlemen:

We have acted as your counsel in connection with the Combination, as defined and described in the Agreement and Plan of Merger dated as of October 31, 2016 (the “Agreement”), among CenturyLink, Inc., a Louisiana corporation (“Parent”), Wildcat Merger Sub 1 LLC, a Delaware limited liability company and an indirect Wholly Owned Subsidiary of Parent (“Merger Sub 1”), WWG Merger Sub LLC, a Delaware limited liability company and an indirect Wholly Owned Subsidiary of Parent (“Merger Sub 2”), and Level 3 Communications, Inc., a Delaware corporation (the “Company”). This opinion is being provided to you in connection with the filing of the Registration Statement on Form S-4 relating to the Combination. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Agreement.

In connection with this opinion, we have examined the Agreement, Registration Statement on Form S-4, which includes the Joint Proxy Statement/Prospectus (the “Joint Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission, and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, (i) that the Combination will be consummated in the manner described in the Agreement and the Joint Proxy Statement/Prospectus and (ii) that the representations to be made by Parent (together with Merger Sub 1 and Merger Sub 2) and the Company pursuant to Sections 8.2(c) and 8.3(c) of the Agreement are true, correct and complete and will remain so until the Effective Time. We have also assumed that the parties have complied with and, to the extent applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations to be made by Parent (together with Merger Sub 1 and Merger Sub 2) and the Company referred to above, which we have assumed will be true as of the Effective Time.

Based on the foregoing and subject to the assumptions and qualifications set forth therein, (i) it is our opinion that the Combination will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) we hereby confirm that the discussion contained in the Registration Statement on Form S-4 under the heading “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES”, to the extent that such discussion relates to matters of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of the Combination.

Our opinion is based on the Code, Treasury Regulations, administrative pronouncements and judicial precedents in effect as of the date hereof, all of which are subject to change at any time. In addition, our opinions are based solely on the documents that we have examined and the statements contained in the representation letters referred to above. Our opinion cannot be relied upon if any of the facts pertinent to the U.S. federal income tax treatment of the Combination stated in such document are, or later become, inaccurate or if any of the statements contained in the representation letters referred to above are, or later become, inaccurate.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Combination under any state, local or non-U.S. law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

We are furnishing this opinion in connection with the filing of the Registration Statement on Form S-4 and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP